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                                                                   EXHIBIT 10.14



                    CORPORATE INCENTIVE COMPENSATION PLAN "B"
                          (Strategic Objectives Format)


1.       PURPOSE OF THE PLAN

         Apache Corporation (the "Company") adopts this Corporate Incentive Compensation Plan "B" (the "Plan") effective January 1, 1998. The purpose of this Plan is to provide incentive to certain officers, directors, managers and key personnel to achieve specified strategic objectives. The Corporate Incentive Compensation Plan "B" is intended to incentivize the accomplishment of specified strategic objectives that will:

         o Enhance the Company's financial position,

         o Create greater interaction and involvement by management, and

         o Encourage and develop a longer term strategic perspective.

2.       ADMINISTRATION

         The Plan shall be administered by the Company's Board of Directors (the "Board"), except to the extent that the Plan delegates authority to the Management Development and Compensation Committee (the "Committee") of the Board, and except to the extent that the Board otherwise delegates or provides.

         The Committee shall administer the Plan and make recommendations to the Board concerning selection of employees eligible to participate in the Plan (the "Participants") and the funding of the Plan.

         Senior management as designated by the Committee ("Senior Management") shall be responsible for the management of the Plan including the development and on-going monitoring of the strategic objectives. The Committee will review the status of the objectives at their regular meetings as appropriate. The Committee's assessment of achievement of the objectives shall be made at their first regular meeting of each calendar year based on a review by Senior Management.

         All actions, decisions, and determinations of the Committee concerning the Plan and its administration shall be subject only to review by the Board to the extent the Board deems review appropriate, and shall otherwise be final, conclusive and binding upon the Company, its shareholders, subsidiaries, affiliates, employees and officers, and upon all Participants and all other affected persons.

3.       ELIGIBLE DEPARTMENTS

         The Committee upon recommendation of the Chairman and/or the President/COO will designate Participants in the Plan from the following listing of departments of the Company (the "Departments"). The Committee may, as appropriate, add individual departments to or remove individual departments from the listing.

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

         Accounting                 Gas Flow                 Legal
         Administrative Services    Human Resources          Public & Int'l. Affairs
         Business Development       Information Technology   Reservoir Engineering
         Corporate Planning         Internal Audit           Technical Services
         Crude Oil Marketing        Investor Relations       Treasury
         Environmental Health       Land Administration      Officers (as specified)
         & Safety


4.       PARTICIPATION

         The Vice President of each Department will recommend the employees of that Department eligible to be Participants in the Plan and the maximum percent of each Participant's salary that may be awarded if the Plan is funded for that year. The Chairman and/or President/COO shall review the Department recommendations and submit the final list of Participants and salary allocations to the Committee.

5.       CORPORATE AND PERSONAL OBJECTIVES

         -CORPORATE OBJECTIVES-

         Senior Management shall be responsible for the development and administration of the objective listing, although all eligible personnel are expected to contribute to the listing and completion of the objectives. The listing of the objectives shall be dynamic and responsive to changing business conditions. The Company's officers shall meet regularly to assess the completeness and appropriateness of the current listing and recommend to Senior Management additions, deletions or modifications to the listing of objectives.

         The objectives shall be annualized for incentive purposes, but be broad enough to have potential impact beyond the current year. Each objective shall have written, defined, measurable outcomes, timeframes for achievement and assigned responsibility. Additionally, objectives shall be weighted numerically to designate overall importance and impact in corporate achievement.

         Each objective shall have a corresponding percent of total weighting, based on a maximum percent total equal to 133% (100% goal attainment equals maximum 133% pool funding). As the number of objectives and numerical weighting totals change during the year, the corresponding percent, based on weighting will change.

         -PERSONAL GOALS-

         Each of the Company's executive officers will establish personal goals relating to cost reduction, operational improvements, program or project enhancements or other objectively determinable goals that support the strategic and financial goals of the Company. Personal goals will be approved by the officer's superior.


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         All non-officer Participants will establish personal objectives each year by March 1. All objectives must be agreed upon and approved by the Participant, his immediate supervisor and the Department Vice President.

6.       DISTRIBUTION

         Awards under the Plan shall be determined as follows:

         Officers as designated by the Committee who are Participants in this Plan shall have:

         a)       eligible salary equal to 50% of base compensation,

         b) up to 75% of eligible salary be recommended by achievement of corporate objectives as reviewed and approved by the Committee,

         c) up to 25% of eligible percent of salary be recommended by achievement of personal objectives, and

         d) when a Participant demonstrates extraordinary performance contributing directly to the substantial achievement of a corporate objective, the CEO and/or the President/COO may recommend that the Committee approve an award greater than the Participant's allotted maximum.

         All non-officer participants shall have:

         a) eligible salary from 10 to 40% of base compensation as recommended by the Department Vice President and approved by the Chairman and/or the President/COO and the Committee (Eligible salary shall be determined by position level in the Company),

         b) up to 50% of eligible percent of salary as recommended by achievement of corporate objectives, as reviewed and approved by the Committee,

         c) up to 50% of eligible percent of salary as recommended by achievement of personal objectives, and

         d) when a Participant demonstrates extraordinary performance contributing directly to the substantial achievement of a corporate objective, the CEO and/or the President/COO may recommend that the Committee approve an award greater than the Participant's allotted maximum.

Recommendations concerning achievement of personal goals shall be made by the Vice President of the Participant's Department after the review with the Participant and shall be approved by the Chairman and/or the President/COO within 45 days of the end of the Plan year.



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Distribution of a Participant's award, if any, shall be made on or before 90 days after the end of the Plan year (the "Distribution Date"). A portion(s) of the award may be deferred to future years, dependent upon the payout/funding mechanism as recommended annually by the Committee.

7.       MISCELLANEOUS PROVISIONS

         Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or interfere in any way with the right of the Company to determine a Participant's compensation or any other terms of employment.

         A Participant's rights and interests under this Plan may not be assigned, transferred, attached, pledged, mortgaged or hypothecated.

         The Company has the right to offset from a Participant's award any amounts due from the Participant to the Company.

A Participant shall be entitled to an award under the Plan only if the Participant is employed by the Company or an affiliated company on the Distribution Date for the applicable Plan year. If a Participant dies, retires, or suffers a disability after receiving an award allocation, but prior to the Distribution Date, special provisions may be granted for that Participant by the Committee.

This Plan, in combination with the Corporate Incentive Plan "A", supercedes and replaces the Company's Corporate Administrative Group Incentive Plan, as amended effective January 1, 1990.


8.       AMENDMENT AND TERMINATION

         The Board, upon recommendation by the Committee, may at any time suspend, amend, modify or terminate the Plan; provided that no suspension, amendment, modification, or termination shall alter or impair any rights or obligations to any award distributed previously under the Plan. If this Plan is terminated during any incentive period for which Participants have been selected to participate, the Board may, in its sole discretion, make provision for payment of awards as it deems appropriate.

9.       GOVERNING LAW

         The Plan shall be construed in accordance with and governed by the laws of the State of Texas.



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Dated this 16th day of July, 1998.



Attest:

/s/ CHERI L. PEPER                          /s/ RAYMOND PLANK
-------------------------------             -----------------------------------
Corporate Secretary                         Raymond Plank
                                            Chairman & Chief Executive Officer



/s/ CHERI L. PEPER                          /s/ G. STEVEN FARRIS
-------------------------------             -----------------------------------
Corporate Secretary                         G. Steven Farris
                                            President & Chief Operating Officer


/s/ CHERI L. PEPER                          /s/ DANIEL L. SCHAEFFER
-------------------------------             -----------------------------------
Corporate Secretary                         Daniel L. Schaeffer
                                            Vice President, Human Resources